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                                                                   EXHIBIT 10.2


                    INCENTIVE STOCK OPTION AWARD PROGRAM


OBJECTIVE

The objective of the Stock Option Award Program is to direct and reward behavior consistent with shareholder value creation. This will be done by providing certain key officers and managers listed on the attached table with the opportunity to obtain an equity position in the Company through the attainment of certain objectives. The USML Stock Option Plan will provide a reward system that not only encourages higher level of individual participation and commitment, but through vesting schedules can also provide an additional incentive for key employees to remain with the company.


AWARD LEVEL I - TURN-AROUND INCENTIVE

The first milestone is to implement changes in strategy, structure, human resources and processes that will provide a solid foundation to effect much more rapid earnings growth in the future. The corporate goals for all participants will be the achievement of corporate break even point by the end of the second quarter of 1997. Divisional goals will be established for those participants with responsibilities limited to the lab or to USMC operations. All participants will also be given individual goals. Vesting of one third of the available option grant will be tied to the attainment of corporate goals, one third to both corporate and divisional goals and one third to individual goals. However, if an individual fails to meet his/her individual goals, they will forfeit the right to any options that may have been earned through the attainment of the Corporate and/or Divisional goals unless a pro ration of their option grant is recommended by the C.E.O and approved by the Compensation Committee. Corporate, Divisional and Individual goals for these grants will be established by October 15, 1996 and goals for executive officers will be ratified by the Stock Option Committee.


AWARD LEVEL II - HIGH GROWTH INCENTIVE

If the Corporation meets the Board approved net income plan for fiscal 1997, each of the participants will vest in an additional number of option shares equal to the option shares earned for goals attained in Award Level - I. If an employee failed to receive a Level I Grant due to failure to meet individual goals, they will vest in 50% of their Options Available as a High Growth Incentive Grant provided that they have met their individual goals by December 31, 1997.


OPTION GRANTS

The key officers and managers listed in the attached table will be granted options to purchase two times the Options Available listed next to their names on the day preceding the approval of this program. The Turn-around Incentive options will vest on June 30, 1997 if the required goals are attained by such date. High Growth Incentive options will vest on December 31, 1997 if required goals are attained by such date. Vested options will become exercisable in 25% increments on each anniversary of the date on which the option first vested.


OPTION STRIKE PRICE

The Option Purchase Price will be set at the average closing price for the twenty days preceding the date this program is announced.

The chart on the following page identifies the participants and sets forth the available grant amounts.




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              INCENTIVE STOCK OPTION AWARD PROGRAM PARTICIPANTS






      NAME                     POSITION              OPTIONS AVAILABLE
-----------------          -----------------         -----------------

    Alan Ker                     C.F.O.                20,000 shares
   Ken Castel                   V.P./H.R.              20,000 shares
    Lou Gorga                    C.O.O.                20,000 shares
   Paul Knoll                V.P. Sales USML           20,000 shares
    Marv Wolf             V.P. Operations USML         20,000 shares
  Tom Marquard              Senior V.P. USMC            3,000 shares
    Joe Adams              General Manager TPA          3,000 shares
    Jon Baker              Lab Mgr. Lans/Clare          3,000 shares
 Sharon Blincow            Client Service Mgr.          3,000 shares
  David Gillis                Dir. Billing              3,000 shares
Lorraine Goodrich              Controller               3,000 shares
 Tlanda McDonald                V.P. USMC               3,000 shares
  Arlene Norman           Project Manager USML          3,000 shares
   Sherri Paz             Project Manager USML          3,000 shares
   Mike Risko               Corporate Counsel           3,000 shares
  Julie Saville                 V.P. USMC               3,000 shares
  Ron Sconyers           V.P. Advanced Solutions        3,000 shares
Catherine Greene         Communications Manager         3,000 shares
  Brian Preston                TQM Manager              3,000 shares